Contact:
Kelly O’Brien	Lois Liebowitz
Intermarket	IPC Information Systems, LLC
+1 212 754 5467	+1 212 858 7918
Kelly@intermarket.com	Lois.Liebowitz@ipc.com

IPC Acquisition Corp. Announces Tender Offer And Consent
Solicitation For 11.5% Senior Subordinated Notes Due 2009

New York, June 17, 2005 - IPC Acquisition Corp. today announced that it has commenced a cash tender offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to any and all of its outstanding $150,000,000 in aggregate principal amount of 11.5% Senior Subordinated Notes due December 15, 2009 (the “Notes”) on the terms and subject to the conditions set forth in IPC’s Offer to Purchase and Consent Solicitation Statement dated June 17, 2005 (the “Offer to Purchase”). The Offer and Consent Solicitation is part of IPC’s proposed recapitalization, which includes entering into a new senior credit facility and repurchasing some of its equity securities. The Offer and Consent Solicitation is conditioned upon, among other things, the funding of the new senior credit facility. IPC has entered into a Commitment Letter from Goldman Sachs Credit Partners L.P. with respect to the proposed new senior credit facility.

In conjunction with the Offer, IPC is soliciting consents for proposed amendments to the indenture under which the Notes were issued. These amendments would eliminate substantially all of the restrictive covenants contained in the indenture as well as certain affirmative covenants and events of default. Holders who tender their Notes will be required to consent to the proposed amendments and holders who consent will be required to tender their notes. The consent of the holders of a majority of the aggregate principal amount of the outstanding Notes is required for the proposed amendments to become effective, but the proposed amendments will not become operative until the Notes are purchased pursuant to the Offer.

Holders who validly tender Notes and deliver consents prior to 5:00 p.m., New York City time, on July 8, 2005, unless extended (the "Consent Time"), will be eligible to receive the Total Consideration (which includes a consent payment of $30.00 per $1,000 principal amount of Notes). Holders who validly tender Notes after the Consent Time but prior to 10:00 a.m., New York City time, on August 1, 2005, unless extended (the "Expiration Time"), will be eligible to receive the Tender Consideration, which is equal to the Total Consideration less the consent payment. Payment will be made promptly after the Expiration Time. In either case, holders will be eligible to receive accrued and unpaid interest to, but not including, the date of payment. Tendered Notes may be withdrawn and related consents may be revoked at any time at or prior to the Consent Time, but not thereafter (except under certain limited circumstances described in the Offer to Purchase).

The Total Consideration will be a purchase price determined by reference to a fixed spread of 50 basis points, or 0.5%, over the yield to maturity based on the bid side price of the 1.875% U.S. Treasury Note due December 31, 2005 (the “Reference Yield”) as measured at 2:00 P.M., New York City time, on the third business day preceding the Expiration Time.

Assuming a settlement date of August 4, 2005 and a Reference Treasury Yield of 3.387%, the Total Consideration would be $1,083.80 per $1,000, which includes the $30 consent payment.

Information regarding the pricing, tender and delivery procedures and conditions of the tender offer and consent solicitation is contained in the Offer to Purchase and related documents. Copies of these documents can be obtained by contacting Global Bondholders Services Corporation, the information agent for the Offer and Consent Solicitation at (866) 924-2200. Goldman, Sachs & Co. is the exclusive dealer manager and solicitation agent for the Offer and Consent Solicitation. Additional information concerning the terms and conditions of the tender offer and consent solicitation may be obtained by contacting Goldman, Sachs & Co., toll-free at (800) 828-3182 or collect at (212) 357-7867.

NOTES TO EDITORS

About IPC

IPC is a leading provider of mission-critical communications solutions to global enterprises. With more than 30 years of expertise, IPC provides its systems and services to the world’s largest financial services firms, as well as to public safety; government; power, energy and utility; and transportation organizations. IPC offers its customers a suite of products and enhanced services that includes advanced Voice over IP technology, and integrated network and management services to 40 countries. Based in New York, IPC has over 800 employees throughout the Americas, Europe and the Asia Pacific regions. For more information visit www.ipc.com.

Statements made in this news release that state IPC’s or its management’s intentions, beliefs, expectations, or predictions for the future constitute “forward looking statements” as defined by federal securities laws, which involve significant risks and uncertainties. Many risks and uncertainties are inherent in the telecommunications equipment industry. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many factors, some or all of which are not predictable or within our control. Actual results may differ materially from results discussed in these forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements, are risks associated with concentration of our customers in the financial services industry, our ability to protect our intellectual property, our expansion into Command and Control communications products and services, substantial indebtedness, leverage and debt service, risks relating to the performance of our business and future operating results, risks of competition in our existing and future markets, loss or retirement of key executives, labor disputes, risks related to the notes and to high yield securities generally, general business and economic conditions, market acceptance issues, including potential technology changes and the risks inherent in new product and service introductions and the entry into new geographic markets, as well as those risk factors described in our filings with the SEC.

©2005 IPC Acquisition Corp. All Rights Reserved. IPC, IQMX, and ICMX are trademarks of IPC. All other trademarks are the property of their respective owners.

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